EXHIBIT 10.1

AMENDMENT NUMBER SIX
TO EMPLOYMENT AGREEMENT

This Amendment Number Six between Louis P. Scheps (“Mr. Scheps”) and CAS Medical Systems, Inc. (“CAS”) amends an Employment Agreement dated as of September 1, 1993 between Mr. Scheps and CAS, as amended prior to the date hereof (the “Agreement”). Except as otherwise specifically provided in this Amendment the Employment Agreement remains in full force and effect.

1.	Term

The first two sentences of Section 1 of the Agreement are deleted and the following is substituted in their place:

“Mr. Scheps shall be employed by CAS as President and Chief Executive Officer, and shall serve as a director of CAS if elected by CAS’ stockholders, from this date hereof through March 31, 2007. Mr. Scheps will serve as a part-time employee in a senior executive role from April 1, 2007 through March 31, 2009 and will remain as a Director of CAS if elected by CAS’ stockholders. Mr. Scheps will continue to serve as Chairman of the Board during the term of this agreement (date hereof through March 31, 2009) if elected as such by the Board of Directors.”

  2. Compensation/Benefits

Section 2 of the Agreement is modified to reflect as of October 1, 2005 that Mr. Scheps will be compensated at an annual salary of $275,000. Commencing April 1, 2007 through March 31, 2009 Mr. Scheps will be compensated at an annual salary of $100,000.

Section 5 of the Agreement is modified to reflect the following - From October 1, 2005 to October 1, 2007 the Company will maintain life insurance coverage for Mr. Scheps naming Mr. Scheps as the insured party in an amount not less than $250,000. Further, the Company will use commercially reasonable efforts to secure continuation of Mr. Scheps Company paid life insurance for the period October 1, 2007 to March 31, 2009 in amounts commensurate with existing coverage of $250,000.

Mr. Scheps in the capacity described herein shall be entitled to all health benefits and other benefits afforded other officers of the Company.

3. Termination

The following replaces in its entirety that portion of Section 3 of the Agreement added by the September 1998 Amendment Number 1 of the Agreement:

“If a Change of Control occurs and Mr. Scheps’ employment terminates for any reason after such Change of Control occurs, including termination by Mr. Scheps, Mr. Scheps will be paid a lump sum of $275,000 within ten (10) days of such termination. Notwithstanding anything herein to the contrary if the Change of Control occurs on or after April 1, 2007, Mr. Scheps will be entitled to $100,000, rather than $275,000, except that if an agreement of sale or merger agreement is executed while Mr. Scheps is being paid at the $275,000 rate but the Change of Control is not consummated until after April 1, 2007 then his payment under this provision will be equal to $275,000 rather than $100,000.

“Change of Control” means (i) a sale of all or substantially all of CAS’ assets, (ii) a merger involving CAS in which the CAS stockholders prior to the merger control less than fifty percent of the voting stock of the surviving entity, (iii) a sale by the CAS stockholders to an acquirer or acquirers action in concert of more than a majority of the then outstanding stock of CAS owned by the CAS stockholders, or (iv) any event similar to any of the foregoing.”

IN WITNESS of the foregoing, the parties have executed this Amendment Number Six as of September 1, 2005.

/s/ Louis P. Scheps

Louis P. Scheps

CAS MEDICAL SYSTEMS, INC.

By: /s/ Jeffery A.Baird

Jeffery A. Baird
Chief Financial Officer